UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 4, 2006

REHABCARE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-19294	51-0265872
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

7733 Forsyth Boulevard
Suite 2300
St. Louis, Missouri	63105
(Address of principal executive offices)	(Zip Code)

(314) 863-7422

(Company’s telephone number, including area code)

Not applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the

Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the

Exchange Act (17 CFR 240.13e-4(c

Item 2.02		Results of Operations and Financial Condition

The information in Exhibit 99.1 is incorporated herein by reference.

Item 7.01		Regulation FD Disclosure

The information in Exhibit 99.2 is incorporated herein by reference.

Item 9.01		Financial Statements and Exhibits

(c)		Exhibits

The following exhibits are furnished pursuant to Item 2.02 and 7.01 hereof and should not be deemed to be “filed” under the Securities Exchange Act of 1934:

	99.1	Press release dated May 4, 2006, announcing our first quarter revenues and results of operations.

	99.2	The script for a conference call held by the registrant on May 4, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 4, 2006

REHABCARE GROUP, INC.

By: /s/	Jay W. Shreiner
Jay W. Shreiner
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated May 4, 2006, announcing our first quarter revenues and results of operations.

99.2	The script for a conference call held by the registrant on May 4, 2006

Exhibit 99.1

CONTACT: RehabCare Group, Inc.
Jay W. Shreiner
Chief Financial Officer
Betty Cammarata, Dir-Investor Relations
Press: David Totaro, Senior Vice
President, Corporate Marketing &
Communications
(314) 863-7422 or
Financial Dynamics
Gordon McCoun/Theresa Kelleher
Press: Sean Leous (212) 850-5600

FOR IMMEDIATE RELEASE

Thursday, May 4, 2006

REHABCARE REPORTS FIRST QUARTER 2006 RESULTS

•	Strong revenue growth year-over-year of 19%
•	Freestanding Hospital division results improve sequentially
•	Part B caps significantly reduce Contract Therapy operating profits
•	Final InteliStaf abandonment loss of $2.8 million recorded

ST. LOUIS, MO, May 4, 2006--RehabCare Group, Inc. (NYSE:RHB) today reported financial results for the quarter ended March 31, 2006. Comparative results for the quarter follow.

	Quarter Ended
Amounts in millions,	March 31,
except per share data	2006		2005
Consolidated Operating Revenues	$121.7		$102.4
Consolidated Net Earnings (Loss)	(0.6	)(a)	4.9
Consolidated Diluted Earnings (Loss) per Share	(0.03)		0.29

Contract Therapy Operating Revenues	57.4		52.5
Contract Therapy Operating Earnings (Loss)	(1.3)		2.4

HRS Inpatient Operating Revenues	33.6		35.6
HRS Outpatient Operating Revenues	12.8		12.2
HRS Operating Revenues	46.4		47.8
HRS Operating Earnings	5.5		6.7

Freestanding Hospitals Operating Revenues	15.2		—
Freestanding Hospitals Operating Loss	(0.3)		—

Healthcare Management Consulting Operating Revenues	2.7		2.3 (b)
Healthcare Management Consulting Operating Earnings (Loss)	—		(0.1)

Equity in After Tax Loss of Affiliates	(2.8	)(c)	(0.4)

(a)	Includes after tax stock-based compensation expense of $0.3 million or $0.02 per diluted share.
(b)	Includes intercompany sales, at market rates, of $0.2 million.
(c)	Includes the impact of an other than temporary decline in the value of RehabCare’s equity investment in InteliStaf totaling approximately $2.8 million or $0.17 per diluted share.

REHABCARE REPORTS FIRST QUARTER 2006 RESULTS	Page 2

John H. Short, Ph.D., president and chief executive officer, commented, “We continue to demonstrate our ability to grow our business as evidenced by year-over-year revenue growth of 19%. However, as expected, regulatory changes during the first quarter of 2006 had a significant impact on our results early in the period. Contract Therapy in January and February felt the effects of the Part B therapy caps, but the automatic exception process issued in mid-February, along with our training and communication efforts, has since alleviated much of the pressure on patient care and therapy margins. Since then, we have seen an 85% recovery in same store Part B revenues and a 90% recovery in total Part B revenues when new locations are included. With continued momentum into April, we believe that we are on track to return to pre-cap same store revenue levels by the end of the second quarter.”

Dr. Short continued, “Our HRS division’s performance during the first quarter continued to bear the burden of the 75% Rule and labor cost pressures, as well as some pressure from pricing on contract renewals. Additionally, we made substantial progress in our Freestanding Hospitals, where we are back on track after initial delays and integration issues.”

Financial Overview of First Quarter

Net revenues for the first quarter 2006 were $121.7 million compared to $102.4 million from the year ago quarter, an increase of 18.8 percent. The increase reflects our acquisition of the assets of MeadowBrook Healthcare in August 2005 and growth in the number of locations in the Contract Therapy division partially offset by the impact of the Part B therapy caps and lower revenues in the Hospital Rehabilitation Services division.

Consolidated net losses were $0.6 million in the first quarter 2006 compared to net income of $4.9 million in the prior year period. Consolidated net losses for the quarter include approximately $0.5 million of pretax stock-based compensation expense and the final $2.8 million, or $0.17 per diluted share, after-tax impairment charge related to the abandonment of the Company’s investment in InteliStaf in March.

Loss per share for the first quarter 2006 on a fully diluted basis was $0.03 compared to earnings per share of $0.29 for the same

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REHABCARE REPORTS FIRST QUARTER 2006 RESULTS	Page 3

period last year.

The Contract Therapy (CT) division’s net revenues for the first quarter of 2006 increased 9.5 percent to $57.4 million, compared to $52.5 million in the year ago quarter. Operating losses for the quarter were $1.3 million compared to the prior year quarter operating earnings of $2.4 million. As of March 31, 2006, the division operated in 764 locations versus 716 locations at March 31, 2005.

The year-over-year first quarter increase in revenue was driven both by the division’s sales efforts, which increased the average number of locations by 34, and improved rates resulting from the division’s 2005 pricing initiatives. Same store revenues grew 1.2% from the first quarter of 2005, primarily due to increases in services provided to Medicare Part A patients. Same store revenue growth was less than the 8-12% achieved in recent quarters as a direct result of the Part B caps that went into effect January 1.

Despite the substantial revenue growth, operating earnings for the division declined significantly due to a shift in revenue mix away from Medicare Part B services to lower margin Medicare Part A services, and a drop in therapist productivity resulting from the initial sharp decline in Part B therapy service demand. Also contributing to the operating losses were legal fees related to ongoing issues, and a one-time $0.6 million therapist recruiting fee.

The Hospital Rehabilitation Services (HRS) division’s first quarter net revenues decreased 2.8 percent to $46.4 million, compared to $47.8 million in the year ago quarter. Operating earnings for the quarter were $5.5 million compared to the prior year quarter of $6.7 million. As of March 31, 2006, HRS operated 177 programs compared to 182 at March 31, 2005. During the same time period, acute rehab units (ARU’s) grew from 115 to 118.

HRS operating revenues decreased as higher outpatient revenues were more than offset by declines in revenues from acute rehabilitation and subacute contracts associated with VitalCare. Our outpatient business benefited from higher patient volumes. Inpatient revenues were negatively impacted by a 3.4% decline in the average number of units operated, primarily resulting from the cancellation of seven VitalCare contracts between March 31, 2005 and March 31, 2006. Acute rehabilitation revenue growth continues to be impacted by the 75% Rule; however, as expected, same store discharges for the first quarter of

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REHABCARE REPORTS FIRST QUARTER 2006 RESULTS	Page 4

2006 remained relatively unchanged (up 0.2%) from the first quarter of 2005.

Operating earnings for the division were negatively impacted by increases in both internal and contract labor costs resulting from the continued tight labor market for therapists. Additionally, legal fees associated with certain previously reported legal proceedings remained at elevated levels during the first quarter of 2006.

The Freestanding Hospital (F/S) division’s net revenues during the first quarter of 2006 were $15.2 million. Operating losses for the quarter were $0.3 million. Compared to the fourth quarter of 2005, net revenues and operating losses improved $2.3 million and $0.4 million, respectively. The division’s operating losses were negatively impacted by $0.1 million of Amarillo start-up costs and $0.3 million for overlapping costs related to the transfer of MeadowBrook’s corporate office from Birmingham to St. Louis. The Arlington facility opened on December 31, 2005 but did not receive its Medicare certification until mid-February, limiting revenues in that facility during the first quarter of 2006 to only $0.3 million.

Stock-Based Compensation

Effective January 1, 2006, the company adopted Statement of Financial Accounting Standards No. 123 – revised 2004, “Share-Based Payment” (“Statement 123R”) which requires the recognition of compensation expense for all share-based compensation awarded to employees, net of estimated forfeitures, using a fair-value-based method. During the first quarter of 2006, the company recognized pretax share based compensation expense of approximately $0.5 million, or approximately $0.3 million after-tax. This expense has been recorded as a component of corporate selling, general and administrative expenses.

Balance Sheet

The Company’s balance sheet at March 31, 2006 remained strong with approximately $24.2 million in cash and cash equivalents and only $6.4 million in subordinated long-term debt. Days sales outstanding increased from 63.9 days at year end to 66.2 days at March 31, 2006. This increase was principally driven by an increase in days sales outstanding in the Freestanding Hospital division as billings for the

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REHABCARE REPORTS FIRST QUARTER 2006 RESULTS	Page 5

Tulsa, Oklahoma long term acute care hospital were delayed pending receipt of the change of ownership for the Medicare provider number. The change of ownership has since been approved by Medicare and collections are expected to increase significantly during the second quarter. During the first quarter, the Company generated cash flow from operations of $0.2 million and incurred $3.0 million of capital expenditures primarily related to the construction of our Amarillo, Texas rehabilitation hospital and information technology projects.

2006 Financial Overview

Due to continued regulatory uncertainty, we will not be providing annual revenue and earnings per share guidance for 2006. The following is a brief update of the most significant issues facing our business for the remainder of 2006:

Contract Therapy

•	We expect to return to pre-cap same store Part B revenue and operating margins by the end of the second quarter.

Hospital Rehabilitation Services

•

We anticipate that the one-year delay in 75% Rule implementation will help mitigate the impact on same store patient discharges. Our portfolio of acute rehab units are currently at the following compliance levels:

•	The four remaining units that will move to their 60% compliance year between April 1 and June 30, 2006 are currently averaging 61%
•	Our overall average compliance is 63%
•	We continue to anticipate a 1-3% decline in year-over-year same store discharges for 2006
•	We continue to anticipate that our HRS programs will grow to a total of 184, a net addition of 5 during 2006 with most of these net additions being acute rehab units

Freestanding Hospitals

•	We continue to anticipate earnings from our four MeadowBrook facilities to be accretive in 2006

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REHABCARE REPORTS FIRST QUARTER 2006 RESULTS	Page 6

•	We continue to anticipate that Arlington and Amarillo will not be accretive until late 2006

Dr. Short concluded, “Since we initiated our continuum of care philosophy eighteen months ago, we have expanded our portfolio of services to include seven freestanding hospitals either operating or under construction where we had none at the beginning, and have been encouraged by the market response to expand the number of target markets to over 50. While there have been many external factors that have hindered our performance in certain areas, we continue to grow and strengthen our product offering. Our recently announced agreement to acquire Symphony Health Services will combine RehabWorks, one of the leading providers of services to long-term care facilities, with RehabCare, the largest provider of rehabilitation program management services to hospitals, enabling us to provide the full post-acute continuum. We look forward to the opportunities that Symphony will provide and expect this acquisition will not be dilutive in the second half of 2006. We expect to harvest $8.0 to $12.0 million in ongoing annualized synergies over the next 24 months to add to Symphony’s 2005 adjusted EBITDA of $8.0 million. RehabCare is well positioned for further growth and we anticipate further improvements in our business as we move ahead.”

About RehabCare Group

RehabCare Group, Inc. headquartered in St. Louis, MO, provides physical therapy management services for hospital inpatient rehabilitation and skilled nursing units, outpatient programs and contract therapy services in conjunction with more than 940 hospitals and skilled nursing facilities in 39 states, the District of Columbia and Puerto Rico. RehabCare also provides rehabilitation services in three freestanding rehabilitation hospitals and two long-term acute care hospitals, which provide specialized acute care for medically complex patients. RehabCare is pleased to be included in the Russell 2000 and Standard and Poor’s Small Cap 600 indices.

A listen-only simulcast of RehabCare’s first quarter conference call will be available on the Company’s web site at www.rehabcare.com, under For Our Investors, Webcasts, and online at www.earnings.com, beginning at 10:00 Eastern time. An online replay will be available for at least 21 days after the call. A telephonic replay of the call will be available beginning at 1:00 P.M. Eastern time today and ending at midnight on May 25, 2006. The dial-in number for the replay is (630) 652-3041 and the access code is 14475041.

This press release contains forward-looking statements that are

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REHABCARE REPORTS FIRST QUARTER 2006 RESULTS	Page 7

made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties may include but are not limited to, our ability to consummate acquisitions and other partnering relationships at reasonable valuations; our ability to integrate recent and pending acquisitions and partnering relationships within the expected timeframes and to achieve the revenue, earnings and cost savings levels from such acquisitions and relationships at or above the levels projected; changes in governmental reimbursement rates and other regulations or policies affecting the services provided by us to clients and/or patients; the operational, administrative and financial effect of our compliance with other governmental regulations and applicable licensing and certification requirements; our ability to attract new client relationships or to retain and grow existing client relationships through expansion of our hospital rehabilitation and contract therapy service offerings and the development of alternative product offerings; the future financial results of our unconsolidated affiliates; the adequacy and effectiveness of our operating and administrative systems; our ability to attract and the additional costs of attracting and retaining administrative, operational and professional employees; shortages of qualified therapists and other healthcare personnel; significant increases in health, workers compensation and professional and general liability costs; litigation risks of our past and future business, including our ability to predict the ultimate costs and liabilities or the disruption of our operations; competitive and regulatory effects on pricing and margins; our ability to effectively respond to fluctuations in our census levels and number of patient visits; the proper functioning of our information systems; natural disasters and other unexpected events which could severely damage or interrupt our systems and operations; and general and economic conditions, including efforts by governmental reimbursement programs, insurers, healthcare providers and others to contain healthcare costs.

NOTE: More information on RehabCare can be found on the World Wide Web at http://www.rehabcare.com.

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REHABCARE REPORTS FIRST QUARTER 2006 RESULTS	Page 8

I. Condensed Consolidated Statements of Earnings
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2006	2005

Operating revenues	$121,718	$102,431
Costs & expenses
Operating	97,240	76,498
Selling, general & administrative:
Divisions	9,156	8,635
Corporate	8,549	5,999
Depreciation & amortization	2,904	2,293
Total costs & expenses	117,849	93,425

Operating earnings, net	3,869	9,006

Other income (expense), net	(39)	14

Interest expense, net	(68)	(42)
Earnings before income taxes and equity in net loss of affiliates	3,762	8,978

Income taxes	1,486	3,635

Equity in net loss of affiliates	(2,841)	(441)

Net earnings (loss)	$(565)	$4,902

Diluted earnings (loss) per share	$(0.03)	$0.29
Weighted average diluted shares outstanding	16,837	17,145

II. Condensed Consolidated Balance Sheets
(Amounts in thousands)
	Unaudited
	March 31,	December 31,
	2006	2005
Assets
Cash and restricted cash	$24,157	$28,103
Accounts receivable, net	90,347	85,541
Deferred tax assets	7,805	6,359
Other current assets	7,115	7,295
Total current assets	129,424	127,298

Property and equipment, net	28,085	27,495
Excess of cost over net assets acquired, net	94,890	94,960
Intangible assets	7,291	7,560
Investments in unconsolidated affiliates	3,483	6,324
Other assets	10,190	9,288
	$273,363	$272,925
Liabilities & Stockholders’ Equity
Current portion of long-term debt	$2,935	$3,408
Payables & accruals	60,438	63,226
Total current liabilities	63,373	66,634

Long-term debt, less current portion	3,500	4,059
Other non-current liabilities	8,073	3,984
Stockholders’ equity	198,417	198,248
	$273,363	$272,925

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REHABCARE REPORTS FIRST QUARTER 2006 RESULTS	Page 9

III. Operating Statistics
(Revenues and Operating Earnings in 000’s)

	Three Months Ended
	March 31,
	2006	2005
Contract Therapy

Operating Revenues	$57,438	$52,459

Division Operating Earnings (Loss) (a)	$(1,334)	$2,393

Average Number of Locations	749	715

End of Quarter Number of Locations	764	716

Hospital Rehabilitation Services (HRS)

Operating Revenues
Inpatient	$33,607	$35,632
Outpatient	12,844	12,181
Total	$46,451	$47,813

Division Operating Earnings(a)	$5,525	$6,676

Average Number of Programs
Inpatient	138	143
Outpatient	42	41
Total	180	184

End of Quarter Number of Programs
Inpatient	135	141
Outpatient	42	41
Total	177	182

Freestanding Hospitals

Operating Revenues	$15,153	$—

Division Operating Earnings (Loss) (a)	(322)	—

Healthcare Management Consulting

Operating Revenues (b)	$2,696	$2,310

Division Operating Earnings (Loss) (a)	—	(63)

(a)	Division Operating Earnings are earnings attributable to the division before interest, income taxes and other income (expense).

(b)	Includes intercompany sales, at market rates, of approximately $0.2 million for the three months ended March 31, 2005.

WE INVITE YOU TO VISIT OUR WEB SITE AFTER NOON TODAY TO VIEW KEY STATISTICS IN GREATER DETAIL @ www.rehabcare.com

Exhibit 99.2

REHABCARE CONFERENCE CALL SCRIPT

May 4, 2006

INTRODUCTION BY CONFERENCE OPERATOR

INTRODUCTION OF MANAGEMENT BY FINANCIAL DYNAMICS

This conference call contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties may include but are not limited to, our ability to consummate acquisitions and other partnering relationships at reasonable valuations; our ability to integrate recent and pending acquisitions and partnering relationships within the expected timeframes and to achieve the revenue, earnings and cost savings levels from such acquisitions and relationships at or above the levels projected; changes in governmental reimbursement rates and other regulations or policies affecting the services provided by us to clients and/or patients; the operational, administrative and financial effect of our compliance with other governmental regulations and applicable licensing and certification requirements; our ability to attract new client relationships or to retain and grow existing client relationships through expansion of our hospital rehabilitation and contract therapy service offerings and the development of alternative product offerings; the future financial results of our unconsolidated affiliates; the adequacy and effectiveness of our operating and administrative systems; our ability to attract and the additional costs of attracting and retaining administrative, operational and professional employees; shortages of qualified therapists and other healthcare personnel; significant increases in health, workers compensation and professional and general liability costs; litigation risks of our past and future business, including our ability to predict the ultimate costs and liabilities or the disruption of our operations; competitive and regulatory effects on pricing and margins; our ability to effectively respond to fluctuations in our census levels and number of patient visits; the proper functioning of our information systems; natural disasters and other unexpected events which could severely damage or interrupt our systems and operations; and general and economic conditions, including efforts by governmental reimbursement programs, insurers, healthcare providers and others to contain healthcare costs.

INTRODUCTION AND WELCOME

Good morning and thank you for joining us today. I’m John Short, President and CEO of the Company. Joining me from management are: Tom Davis, Executive Vice President and Chief Development Officer; Pat Henry, Executive Vice President, Traditional Business; Jay Shreiner, Chief Financial Officer; Don Adam, Senior Vice President, Acquisitions; David Groce, Senior Vice President and General Counsel; Jeff Zadoks, Corporate Controller; and Betty Cammarata, Director of Investor Relations. We will be available during the question and answer period following our formal remarks.

Yesterday, after the market closed, we announced a definitive agreement to acquire Symphony Health Services for $101.5 million in cash. Symphony had annual revenues of over $230 million and adjusted EBIDTA of $8 million in 2005. RehabCare expects to harvest $8 million to $12 million in annualized synergies over the next 24 months and will realize a $15 million NPV tax benefit. We do not expect the acquisition to be dilutive in the second half of 2006. We anticipate closing the acquisition following the receipt of government clearance. We are hopeful of being positioned to close at the end of June.

Symphony Health Services is comprised of three subsidiaries that focus on providing contract therapy, staffing for the healthcare and educational markets and consulting services for the post-acute industry. They deliver a variety of quality-driven products and services, such as advanced clinical programs and quality management programs to clients across the country.

The three subsidiaries are:

•

RehabWorks, which was founded in 1978, provides rehabilitation services to the long-term care community and has more than 4,000 employees who provide physical therapy, occupational therapy, speech-language pathology, wellness/fitness, and short-term staffing services to over 500 facilities.

•	The second subsidiary is VTA Management Services, which provides contract therapy staffing for the healthcare and educational markets in the New York metropolitan area and New York State.

•

Third is Polaris Group, which has provided strategic consulting services to post-acute health care providers since 1988. Polaris integrates the nursing, operational, regulatory and financial expertise of its consultants with over 1,500,000 days of patient benchmarking data.

The combination of Symphony and RehabCare will blend the expertise, technology and geographic reach of two leading organizations. VTA will bring further diversification to the combined organization through its focus on the educational settings, and Polaris, combined with RehabCare’s Phase 2 Consulting group, will provide a comprehensive array of consulting services to the healthcare industry.

We are all very excited by the possibilities.

Turning to RehabCare Group’s first quarter results, I’d like to begin with our newly formed

Freestanding Hospitals

Since we initiated our continuum of care strategy eighteen months ago, we have expanded our portfolio of services to include 6 wholly owned freestanding hospitals, five of which are currently operating and one that is under construction. In addition, we have one freestanding hospital in which we hold a minority interest. We also have one new joint venture which sought and was awarded a certificate of need for the construction of an LTACH in North Kansas City, Missouri. This 35-bed LTACH hospital is a joint venture between RehabCare, 451-bed North Kansas City Hospital and 235-bed Liberty Hospital. We anticipate construction will begin in early fourth quarter 2006. With respect to our previously announced 38-bed freestanding rehab hospital project in Midland, Texas, we anticipate a second quarter close of the transaction.

We continue to be very active in pursuing additional joint ventures and acquisitions of freestanding facilities to serve as the cornerstones of our geographic post-acute continuums of care. Our pipeline of potential joint ventures remains robust with 14 letters of intent that remain active and several additional pre-LOI opportunities under review. We will continue to update you on our efforts to expand this new business line as new opportunities develop.

We saw sequential improvement in the operating performance of this division as our patient census stabilized and then improved across most of our hospitals. Although, the Arlington, Texas facility took slightly longer than planned to obtain its Medicare certification, it is now ahead of our plan for patient census.

We continue to anticipate earnings from our four MeadowBrook facilities to be accretive in 2006. Additionally, we continue to expect that the Arlington and Amarillo facilities will become accretive in late 2006.

In January, CMS issued a proposed rule for long-term acute care hospitals for rate year 2007 that included a number of potential changes that would have a negative impact on reimbursement. The final rule was released on May 2. Based on our understanding of the final rule, we expect minimal impact on our existing LTACH business.

Hospital Rehabilitation Services

As we communicated last quarter, implementation of the 75% Rule was extended by a year with the phase-in period now ending June 30, 2008. The additional transition year at the 60% level will provide us time to continue to source alternative settings for patients with conditions such as joint replacement; however, in the near term we expect the rule to continue to create downward pressure on same store discharges. The average compliance of all units is at 63%. We have four units that remain to enter the 60% compliance threshold.

Our first quarter ARU same store discharges increased 0.2% year-over-year, but declined 2.3% sequentially. Despite the fact that 41 units entered the 60% compliance threshold period during the first quarter, our mitigation strategies continue to enable us to perform significantly better than others in the industry.

Contract Therapy

In our contract therapy division, as we had expected, we experienced a significant negative impact of the Part B therapy caps. Since the automatic exception process was issued in mid-February, we have seen a meaningful recovery in our Part B revenues through both our training initiatives and the addition of new locations. On a same store basis, our Part B revenues have recovered to approximately 85% of the pre-cap levels. Including new unit openings, our Part B revenues are currently at approximately 90% of pre-cap levels. With continued momentum through April, we believe that we are on track to reach pre-cap same store Part B revenue by the end of the second quarter.

This experience has reinforced the importance of managing the productivity and caseload mix of our therapists and achieving the appropriate balance of care delivered between Part A and Part B.

Phase 2

Our healthcare management consulting business, Phase 2 Consulting, grew operating revenues by 16.7% for the first quarter 2006 versus the prior year and was flat sequentially. The backlog of engagements for this business remains strong.

And now I would like to introduce our new Chief Financial Officer, Jay Shreiner, who will review our financial results for the quarter. Jay, we are very pleased you have joined our team. Welcome!!

Thank you, John,

Net revenues for the first quarter of 2006 increased 18.8% to $121.7 million compared to $102.4 million in the same quarter last year and were down 1.4% from the fourth quarter of 2005. The year-over-year increase resulted primarily from the growth in the Contract Therapy division and our August 2005 acquisition of MeadowBrook Healthcare’s four freestanding hospitals, partially offset by the impact of the Part B therapy caps and lower inpatient revenues in the HRS division. The sequential decline was due to a drop in Contract Therapy revenues resulting primarily from the Part B caps; fewer average locations operated; and a reduction in average inpatient locations operated during the quarter.

Net income declined to a loss of $0.6 million in the first quarter of

2006 compared to net income of $4.9 million a year ago and a net loss of $31.8 million in the fourth quarter of 2005. The key drivers of the first quarter 2006 results were the Part B therapy caps, the write-off of the final $2.8 million of investment in InteliStaf resulting from the abandonment of our shares, continued pressure on therapist labor costs as a result of a tight labor market, continued elevated legal costs for on-going litigation, a one-time $0.6 million therapist recruiting fee and $0.5 million of stock based compensation as a result of adopting FAS 123R on January 1.

Loss per share on a diluted basis for the quarter was $0.03 compared to diluted earnings per share of $0.29 last year and a loss of $1.89 in the previous quarter.

Net revenues for Contract Therapy division were $57.4 million, an increase of 9.5% from $52.5 million in the first quarter of 2005. This year-over-year increase in revenue was driven by increases in the average number of locations operated and the average revenue per location. Same store revenue growth was 1.2 percent.

Sequentially, revenues declined 6.2%. This decline was driven by the effects of the Part B therapy caps and a decline in the average number of locations operated. Same store revenue declined 1.5%.

Operating losses for the division were $1.3 million in the first quarter of 2006 compared to operating earnings in the prior year first quarter of $2.4 million. This decline was attributable to a revenue mix shift to lower margin Part A revenue, increased labor costs as a result of the continued tight labor market for therapists, elevated expenses in connection with previously reported legal issues and a one-time therapist recruiting fee of $0.6 million.

Sequentially, operating earnings declined $4.7 million from $3.4 million as the division was dramatically impacted by the 28.8% drop in higher margin Part B revenues and we did not adjust our productivity and labor costs accordingly.

The division finished the first quarter with 764 locations compared to the year ago quarter of 716 and 724 at December 31, 2005. We added a record 80 new locations during the quarter and closed 40. Of the closures, 27 were for payment reasons or because they were unprofitable; 6 facilities took their therapy programs in-house; one client was lost due to a change in ownership, and six clients chose to work with other vendors. The division’s backlog stood at 38 at the end of the quarter, up from 33 at the end of the prior quarter.

First quarter HRS revenues were $46.5 million, a decline of 2.8% compared with last year’s first quarter at $47.8 million, and were flat on a sequential basis. Operating earnings for the division, declined to $5.5 million compared to $6.7 million in the prior year quarter, and $2.2 million last quarter. The prior quarter included a $4.2 million intangible asset impairment charge.

HRS operating revenues decreased as a result of declines in revenue from acute rehabilitation units and contracts associated with VitalCare, offset partially by higher outpatient revenues. Outpatient revenue increased 5.4 percent as average revenue per location increased 2.0 percent and the average number of locations managed increased from 41 to 42. The increase in outpatient revenue is due to a 4.8% same store increase in patient visits year-over-year and 10.8% sequentially. This growth is a result of our ability to access referral sources within our continuums of care as well as improved ability to move staff to different venues based on patient volume.

Same store ARU discharges were up 0.2% year-over-year; however, inpatient revenues declined 5.7% as revenues were negatively impacted by slightly lower revenue per discharge on a same store basis and 3.5% fewer average units operated. In particular, revenues associated with VitalCare fell as seven contracts were terminated between March 31, 2005 and March 31, 2006, with only one unit added during the same time period.

Sequentially, a 3.4% decline in inpatient revenues was offset by a 7.6% increase in outpatient revenues, resulting in relatively flat revenues for the division as a whole. The inpatient revenue decline can primarily be attributed to 5.5 percent decline in the average number of locations operated and a same store discharge decline of 2.3 percent.

First quarter HRS operating earnings were negatively impacted by increased therapist labor costs associated with salary increases for existing employees, new hires and contract labor. In addition, legal fees associated with certain previously reported legal proceedings remained at elevated levels.

The division finished the quarter with 177 programs, a net decline of 2 sequentially, which is comprised of 3 openings, and 5 closures. Of the 3 new openings, one was a subacute unit and 2 were outpatient units. Of the five closures, two were acute rehab units, two were subacute units, and one was an outpatient unit. All five closures chose to self operate. The division’s backlog was eight at the end of the quarter, which included two ARU’s, one LTACH, two outpatient units, and three subacute units. This is an increase of two from the fourth quarter backlog.

Our HRS business development activities generated the signing of one acute rehab unit, one LTACH, one outpatient unit and one subacute unit in the first quarter.

We continue to anticipate that our HRS programs will grow to a total of 184 by year end, a net add of 5 during 2006, with most of these net additions being acute rehab units.

Freestanding Hospitals reported net revenues of $15.2 million, and operating losses of $0.3 million for the quarter, sequential improvements from fourth quarter 2005 net revenues and operating losses of $12.9 million and $0.7 million, respectively. This sequential revenue and operating profit improvement is attributable to improved patient census in three of the four acquired MeadowBrook hospitals. These improvements were partially offset by the negative impact of start-up costs at the newly opened Arlington, Texas facility which did not receive its Medicare certification until mid-February and approximately $0.3 million of overlapping selling, general and administrative expenses related to the transition of MeadowBrook’s corporate office activities to St. Louis from Birmingham.

Effective January 1, 2006, we adopted the provisions of Statement of Financial Accounting Standards No. 123R which requires the recognition of compensation expense for all share-based compensation awarded to employees, net of estimated forfeitures, using a fair value based method. During the first quarter of 2006, we recognized pretax share based compensation expense of approximately $0.5 million or approximately $0.3 million after tax. This expense has been recorded as a component of corporate selling, general and administrative expenses.

As previously communicated, on March 6, we abandoned our shares of InteliStaf and wrote off the final $2.8 million of our investment balance.

Our balance sheet remains strong with $24.2 million in cash and cash equivalents at March 31, and only $6.4 million in subordinated long-term debt related to acquisitions. Days sales outstanding increased sequentially by 2.3 days to 66.2 days from 63.9 days. This increase was principally driven by an increase in days sales outstanding for Freestanding Hospitals as billings for the Tulsa, Oklahoma long term acute care hospital were delayed pending receipt of the change of ownership approval for the Medicare provider number. The change in ownership has since been approved by Medicare and collections are expected to increase significantly during the second quarter. Cash flow from operations was $0.2 million for the first quarter 2006 while capital expenditures were $3.0 million, with approximately $1.4 million related to construction of our Amarillo and Arlington facilities and the remainder related to IT initiatives and routine capital expenditures. In conjunction with the acquisition of Symphony, the Company recently negotiated a commitment to expand its Senior Credit Facility to $150 million. This will allow us to continue to pursue our acquisition and joint venture strategies.

Now I will turn the call back over to John.

Thank you, Jay.

Closing Remarks

While we face significant regulatory and operational challenges in our business, we continue to execute on our strategy of developing post-acute continuums of care in geographically diverse markets throughout the United States. With the acquisition of Symphony Health Services, we will have a broader client base, and the scale, reach and vision to better service our patients and clients and support our therapists.

Finally, this week, one of our original Board members retired. Effective May 1, Bill Anderson retired from our Board of Directors after serving 15 illustrious years, most recently as Chair of the Audit Committee and member of the Compliance Committee. No words can adequately memorialize the impact that Bill’s distinguished service has had on our Company. He is the model from which our core values were created---Excellence, Integrity, Teamwork and Fun. We all wish him a long and prosperous retirement.

With that, I would like to have our operator open the call for questions.

To be read following Questions and Answers –

As a reminder, this conference call is being webcast live on our web site, www.rehabcare.com and will be available for replay beginning at 1:00 Eastern time today. For your reference, we continue to provide the statistics section on our web site offering quarterly historical statistics for each of our operating divisions for the past few years. We invite you to view this information and hope it will be useful to you.